Exhibit 99.1

Lynn M. Vojvodich Named to The Priceline Group's
Board of Directors
NORWALK, Conn., December 21, 2015 -- The Board of Directors of The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has named Lynn M. Vojvodich, Executive Vice President and Chief Marketing officer of salesforce.com, inc., as The Priceline Group's newest Director, effective January 1, 2015.
Ms. Vojvodich, who has served as the Chief Marketing Officer of salesforce.com, since 2013, leads the company’s global marketing organization and is responsible for driving market leadership, global awareness, demand generation, strategic events and communications. Prior to her role at salesforce.com, Ms. Vojvodich served as a partner at Andreessen Horowitz where she helped companies build their go-to-market strategies. Ms. Vojvodich has served in various roles at organizations including Bain & Company, Microsoft, and Terracotta—where she held her first Chief Marketing Officer role. Ms. Vojvodich began her career as a mechanical engineer after receiving her undergraduate degree at Stanford University in Product Design and Mechanical Engineering. She also holds an MBA from Harvard Business School.
“An engineer by training, Lynn is analytical and data-driven, and as a marketer, she knows how to apply these skills to shape the customer experience,” said Jeff Boyd, Chairman of The Priceline Group. “Her 20+ years of experience will bring tremendous value to our Board and we are thrilled to welcome Lynn to the team.”
“The Priceline Group is one of the largest ecommerce companies globally, focused on the intersection of data science and customer experience through six brands that have immense potential,” said Vojvodich. “I am thrilled to join such a great company and honored to serve on its esteemed Board.”

About The Priceline Group

The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to consumers and local partners in over 220 countries and territories through six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com and OpenTable. The Priceline Group’s mission is to help people experience the world. For more information visit PricelineGroup.com.
For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com